UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

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DATE OF REPORT (Date of earliest event reported): November 1, 2012

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-14003 (Commission File Number))	76-0562134 (IRS Employer Identification No.)
2105 CityWest Boulevard, Suite 500 Houston, Texas 77042 (Address of principal executive offices, including zip code)
(713) 623-0060 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of   the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

As previously disclosed, in April 2010, Omega Protein Corporation (the “Company”) received a request for information pursuant to Section 308 of Federal Water Pollution Control Act (Clean Water Act) from Region 3 of the Environmental Protection Agency (“EPA”) concerning the Company's bail wastewater practices used in the Company's fishing operations at its Reedville, Virginia facility. The Company responded to that request. In February 2011, the United States Coast Guard conducted inspections of the Company's vessels at its Reedville, Virginia facility regarding the vessels' bilge water management practices. The U.S. Attorney's Office for the Eastern District of Virginia has reviewed both the results of the Coast Guard's inspection of the Reedville fleet and the EPA request for information.

In recent discussions with the Company, the U.S. Attorney's Office has proposed a criminal plea disposition of the above matters that would involve a fine, community service contributions, and a probationary period for the Company. Based on the information presently known to the Company and the on-going status of its discussions with the U.S. Attorney's Office, the Company currently estimates that fines, contributions and associated legal fees in connection with the matters could range from $4.25 million to $10 million. Accordingly, the Company has recorded an accrual for the matters of $4.25 million, the low end of that estimated range, which will be reflected in its third quarter 2012 financial statements. Any settlement amount is not expected to be tax deductible. Discussions with the U.S. Attorney's Office are continuing but there can be no assurance that a criminal or civil settlement will be achieved or that costs and payments made in connection with these matters will not exceed either the amount of the accrual currently recorded or the range that is currently estimated, or that the government will not also seek to impose additional non-monetary remedies or penalties that could have a material adverse effect on the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2012
Omega Protein Corporation By: /s/ John D. Held John D. Held Executive Vice President and General Counsel